Exhibit 99.2

Missouri American Water Submits Rate Review Request to Missouri Public Service Commission

Request driven by nearly $770 million investment in water and wastewater systems from 2021 through mid-2023

ST. LOUIS, Mo. (July 5, 2022) – On Friday, July 1, 2022, Missouri American Water filed a request with the Missouri Public Service Commission (MoPSC) to review its water and wastewater rates. The request is driven by nearly $770 million in completed or planned investments from January 2021 to May 2023.

The MoPSC’s review of the company’s request is expected to take 11 months. Any new rates approved by the MoPSC are not expected to become effective until mid-2023.

“Our proactive investments are a critical component to providing safe, clean and reliable service to families and businesses across the state,” said Rich Svindland, president of Missouri American Water. “Many of our pipes and treatment plants were built 50-100 years ago, and our continued investments are key to protecting customers, the communities we serve and the environment.”

Investments in the rate review include the replacement or installation of 280 miles of aging water and wastewater pipelines – about the distance from St. Louis to Joplin – to help reduce main breaks and sewer overflows. Improvement projects also include the upgrading of treatment plants, storage tanks, wells, pumping and lift stations, fire hydrants, meters and more.

Key water projects include:

•St. Louis County – Replacement of the 1970s electrical switchgear at the Central Treatment Plant to prevent electrical failure to the pumping station and replacement of the electrical, mechanical and controls equipment at the North Treatment Plant primary flocculation basin that was installed in 1964
•St. Charles County – Construction of a new two-million-gallon elevated storage tank to stabilize water pressure and enhance fire protection
•Joplin – Replacement of the pre-1900 high service pump station building and its pumps
•St. Joseph – Replacement of key components of the water softening basin at the treatment plant
•Jefferson City – Replacement of 6,500 feet of cast-iron pipe, installed in 1954, with PVC along Industrial Drive
•Mexico and Warrensburg – Replacement of the chlorine gas systems with sodium hypochlorite systems

Key wastewater projects include:

•Incline Village – Replacement and expansion of the wastewater treatment plant

•Arnold – Replacement of more than 4,300 feet of wastewater pipe to reduce inflow and infiltration
•Rogue Creek and Maplewood – Replacement of aging lift stations
•El Chaparrel – Connection to the Cedar Hill lagoon system to maintain regulatory compliance

Missouri American Water is also targeting the replacement of lead service lines.

“We are meeting and surpassing new federal regulations to remove all lead service lines by 2030 in communities we serve, including the customer-owned portion of the service line,” said Rebecca Losli, Vice President of Engineering and Business Development. “Many lead service lines are located in older, underserved areas of our community, and we are replacing the entire lead service line at no direct cost to our customers.”

If the request is approved by regulators as proposed, the bill for a typical volumetric water customer using an average of 4,200 gallons monthly would increase about $12 or $13 per month. The bill for a typical volumetric wastewater customer would stay about the same, and the bill for flat rate wastewater customers would increase by $3 to $10 per month, depending on the service area. Current bills include an adjustment for the Water and Sewer Infrastructure Act to help pay for certain completed improvement projects. Under the rate review process, these projects are reviewed and may be included in any new rates set by the MoPSC.

For more information on the company’s rate review, visit www.missouriamwater.com and select “Your Water and Wastewater Rates” under the Customer Service menu.

Missouri American Water
Missouri American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.5 million people. For more, visit missouriamwater.com and follow Missouri American Water on Twitter, Facebook, LinkedIn and Instagram.

American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

Media Contact:
Samantha E. Williams
External Affairs Manager
314-437-8738
Samantha.williams@amwater.com

###